ABX AIR FINALIZES SEVERANCE AND RETENTION PLANS

Issues Offer for Volunteers

WILMINGTON, OH - August 19, 2008 - ABX Air, Inc., announced it has reached an agreement with DHL on severance and retention plans for impending job reductions.

Following a period of voluntary reductions, ABX Air will serve Workers' Adjustment and Retraining Notification Act (WARN) notices to approximately 200 employees next week. Government officials will be notified as well. Workers will be leaving jobs no later than 60 days from the day they receive the WARN notices.

This reduction is a result of DHL reducing 23 ABX Air DC-9 aircraft this year. These fleet reductions are the first associated with the plan DHL announced at the end of May. DHL has indicated to ABX Air that the DC-9 reductions will continue until all ABX Air DC-9s are parked sometime in 2009.

To assist in the transition for dislocated employees, ABX Air is working closely with the State Rapid Response Team and members of the Five Star Job Centers of Southwest Ohio, who are also coordinating with other surrounding counties. ABX Air has set up an onsite Transition Center to facilitate access to the available support services. Full- and part-time employees will be eligible to receive severance options, which include continued health and welfare coverage. All of these measures are intended to help dislocated workers bridge the employment gap.

"We saw this day coming when we heard the news from DHL on May 28," said ABX Air President John Graber. "Working with DHL, we have been able to offer many of our employees a fair and meaningful severance package."

ABX Air expects that additional notices will be necessary as more DC-9s are removed from the fleet. ABX Air's DC-9 schedule of reductions is not affected by the discussions between DHL and UPS, but by DHL's schedule to park the aircraft, as well as other ABX Air business adjustments.

ABX Air is an air cargo services provider operating out of Wilmington, Ohio, and 15 hubs throughout the United States. In addition to providing airlift capacity and sort facility staffing to DHL, ABX Air is a Part 121 operator and holds a Part 145 FAA Repair certificate. It provides charter, maintenance and package handling services to a diverse group of customers. ABX Air is the largest employer in a several-county area in southwestern Ohio and is a wholly owned subsidiary of Air Transport Services Group, Inc., (NASDAQ: ATSG).

Contact:

Beth Huber

ABX Air, Inc.

937-366-2536